Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Phoenix Acquisition Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Units, each consisting of one Ordinary Share, $0.0001 par value, one-third of one Warrant to acquire one Ordinary Share, and one Right to receive one-tenth of one Ordinary Share	Other	2,300,000	$10.00	$23,000,000	0.0000927	$2,132.10
Fees to Be Paid	Equity	Ordinary Shares included as part of the Units	457(g)	2,300,000	—	—	—	—
Fees to Be Paid	Equity	Rights included as part of the Units	457(g)	6,900,000	—	—	—	—
Fees to Be Paid	Equity	Ordinary Shares underlying the Rights included as part of the Units	457(o)	690,000	$10.00	$6,900,000	0.0000927	$639.63
Fees Previously Paid	Equity	Units, each consisting of one Ordinary Share, $0.0001 par value, one-third of one Warrant to acquire one Ordinary Share, and one Right to receive one-tenth of one Ordinary Share (1)	Other	4,600,000	$10.00	$46,000,000.00	0.0000927	$4,264.20
Fees Previously Paid	Equity	Ordinary Shares included as part of the Units	457(g)	4,600,000	—	—	—	—
Fees Previously Paid	Other	Redeemable Warrants included as part of the Units(2)	457(g)	2,300,000	—	—	—	—
	Equity	Ordinary Shares underlying Warrants included as part of the Units	Other	2,300,000	$11.50	$26,450,000	0.0000927	$2,451.92
Fees Previously Paid
	Total Offering Amounts					$102,350,000	0.0000927	$9,487.85
	Total Fees Previously Paid							$7,942.07	(3)
	Net Fee Due							$1,545.78

(1)	Includes (i) Units, (ii) Ordinary Shares, (iii)Redeemable Warrants underlying such Units, and (iv) Ordinary Shares underlying the Rights included in such Units which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any.

(2)

Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions. There were 3,450,000 Redeemable Warrants previously registered.

(3)	Amount includes the fees previously paid for 3,450,000 Ordinary Shares underlying the Warrants included in the Units that were previously registered and are now reduced.